Exhibit 1.1

SUNSTONE HOTEL INVESTORS, INC.

(a Maryland corporation)

4,000,000 Shares of 8.0% Series D Cumulative Redeemable Preferred Stock

UNDERWRITING AGREEMENT

Dated: April 1, 2011

SUNSTONE HOTEL INVESTORS, INC.

(a Maryland corporation)

4,000,000 Shares of 8.0% Series D Cumulative Redeemable Preferred Stock

(Par Value $0.01 Per Share)

UNDERWRITING AGREEMENT

April 1, 2011

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, New York 10179

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

One Bryant Park

New York, New York 10036

WELLS FARGO SECURITIES, LLC

301 S. College Street

Charlotte, North Carolina 28288

as Representatives of the several Underwriters

Ladies and Gentlemen:

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), confirms its agreement with J.P. Morgan Securities LLC (“J.P. Morgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and Wells Fargo Securities, LLC) (“Wells Fargo”) and each of the other Underwriters, if any, named in Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom J.P. Morgan, Merrill Lynch and Wells Fargo Securities are acting as the representatives (in such capacity, the “Representatives”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of the number of shares of 8.0% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company (“Preferred Stock”) set forth in Schedule A hereto, and with respect to the grant by the Company to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 600,000 additional shares of Preferred Stock to cover over-allotments, if any. The aforesaid 4,000,000 shares of Preferred Stock (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the 600,000 shares of Preferred Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities.”

The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Representatives deem advisable after this Agreement has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-171712) covering the public offering and sale of certain securities, including the Securities under the Securities Act of 1933, as amended (the “1933 Act”) and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) under the 1933 Act Regulations (“Rule 462(e)”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a final prospectus in accordance with the provisions of Rule 424(b) (“Rule 424(b)”) of the 1933 Act Regulations. Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”) is referred to as “Rule 430B Information.” Each preliminary prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, are collectively referred to as the “preliminary prospectus.” Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at such time and the documents otherwise deemed to be a part thereof or included therein by 1933 Act Regulations, is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Securities, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act at the time of the execution of this Agreement are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering Analysis and Retrieval system (“EDGAR”).

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934 (the “1934 Act”) which is incorporated by reference in or otherwise deemed by 1933 Act Regulations to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

SECTION 1. Representations and Warranties.

(a) Representations and Warranties by the Company and the Operating Partnership. Each of the Company and Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership”), represents and warrants, jointly and severally, to each Underwriter as of the date hereof, the Applicable Time referred to in Section 1(a)(ii) hereof and as of the Closing Time referred to in Section 2(c) hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act. At the time the Company or any person acting on its behalf (within the meaning for this clause only of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act Regulations, and at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations. At the time of filing the Original Registration

Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 of the 1933 Act Regulations. The Company has not received from the Commission any notice pursuant to Rule 401(g) of the 1933 Act Regulations objecting to the use of Form S-3. The initial effective date of the Original Registration Statement was not earlier than the date three years before the Applicable Time (as defined below).

(ii) Registration Statement, Prospectus and General Disclosure Package at Applicable Time. The Original Registration Statement and any post-effective amendment thereto have been declared effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company and the Operating Partnership, are threatened by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations, and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Neither the Statutory Prospectus (as defined below) nor the Prospectus nor any amendments or supplements to the Statutory Prospectus or Prospectus, as of the date of the Statutory Prospectus or Prospectus or any such amendment or supplement and, as so amended or supplemented at such time, at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto), each Statutory Prospectus and the Prospectus complied or will comply when so filed in all material respects with the 1933 Act Regulations and each preliminary prospectus, Statutory Prospectus and the Prospectus used in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

As of the Applicable Time, neither (x) the Issuer General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time and attached to Schedule C hereto, (y) the most recent preliminary prospectus (including any documents incorporated therein by reference) that is distributed to investors prior to the Applicable Time, and (z) any other free writing prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 12:04 p.m. (Eastern time) on April 1, 2011 or such other time as agreed by the Company and the Representatives.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any free writing prospectus as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”) relating to the Securities that (i) is required to be filed with the Commission by the Company, (ii) is a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors (other than a “bona fide electronic road show” as defined in Rule 433), as evidenced by its being specified in Schedule C hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities or until any earlier date that the issuer notified or notifies the Representatives as described in Section 3(e), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, the Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(iii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, (a) at the time the Original Registration Statement became effective, (b) at the Applicable Time, and (c) at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv) Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction (which jurisdictions are set forth on Exhibit D attached hereto) in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not result in a material adverse effect on the condition (financial or otherwise), business, earnings, properties, assets, results of operations or prospects of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(v) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission) (each a “Significant Subsidiary” and collectively, the “Significant Subsidiaries”), which includes, without limitation, the Operating Partnership, Sunstone Hotel TRS Lessee, Inc., a Delaware corporation, Sunstone 42nd Street, LLC, a Delaware limited liability company, Sunstone K9, LLC, a Delaware limited liability company, Sunstone Red Oak LLC, a Delaware limited liability company, Sunstone Red Oak Lessee, Inc., a Delaware corporation, Sunstone East Pratt, LP, a Maryland limited partnership, and Sunstone Wharf, LLC, a Delaware limited liability company, has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation with the power and authority (corporate and otherwise) to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction (which jurisdictions are set forth on Exhibit D attached hereto) in which the conduct of its business or its ownership or leasing of property requires such qualification, except where the failure to so qualify would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock or other ownership interests of each of its subsidiaries has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company or the Operating Partnership directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, none of the outstanding shares of capital stock of any subsidiary of the Company was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary. The only subsidiaries of the Company are (a) the subsidiaries listed on Exhibit 21.1 to the annual report of the Company on Form 10-K for the year ended December 31, 2010, and (b) certain other subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the Commission.

(vi) Independent Accountants. Ernst & Young LLP, the accountants who have certified the financial statements and supporting schedules of the Company included in the Registration Statement, are independent registered public accountants as required by the 1933 Act and the 1933 Act Regulations.

(vii) Financial Statements. The financial statements and schedules, including the notes thereto, filed with the Commission as a part of the Registration Statement and included in the General Disclosure Package and the Prospectus present fairly in all material respects the combined financial position of the entities presented therein, as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements and schedules have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis through the periods specified, except as may be expressly stated in the related notes thereto. No other financial statements or schedules are required to be included in the Registration Statement. The audited and pro forma GAAP financial information included in the General Disclosure Package and the Prospectus for the Hilton San Diego Bayfront Hotel fairly present the information shown therein in conformity with GAAP and on a basis consistent with the financial statements included in the General Disclosure Package and the Prospectus, subject to customary adjustments that may arise during the completion of the financial statement process. All disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G promulgated by the Commission and Item 10 of Regulation S-K promulgated by the Commission, to the extent applicable.

(viii) Absence Of Certain Changes. Subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein: (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock other than ordinary and customary dividends; and (iii) there has not been any change in the capital stock or members equity, as applicable, (except pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus) or material change in short-term debt or long-term debt of the Company or any of its subsidiaries.

(ix) Material Adverse Effect. Neither the Company nor any Significant Subsidiary has sustained since the date of the latest audited financial statements included in the Prospectus any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus; and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any Material Adverse Effect.

(x) Capitalization. The authorized, issued and outstanding capital stock of the Company conforms in all material respects to the description thereof under “Description of Our Capital Stock” and “Description of the Securities We May Offer”, and “Description of the Series D Preferred” as set forth in the Prospectus. The shares of Preferred Stock outstanding prior to the issuance of the Securities to be issued by the Company hereunder, have been duly authorized and validly issued and are fully paid and non-assessable. None of the shares of capital stock outstanding prior to the issuance of the Securities to be issued by the Company hereunder, was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xi) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Operating Partnership.

(xii) Binding Obligation. Assuming due authorization, execution and delivery of this Agreement by the Representatives, this Agreement is the legally valid and binding obligation of the Company and the Operating Partnership, enforceable against the Company and the Operating Partnership in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof.

(xiii) Authorization and Description of Securities. The Securities to be purchased by the Underwriters from the Company have been duly authorized and, when issued and delivered by the Company in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens, encumbrances, equities or claims and the issuance of such Securities will not be subject to any preemptive or similar right. The certificates to be used to evidence the Securities will be in substantially the form filed as an exhibit to the Registration Statement, and will, as of the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), be in proper form and will comply in all material respects with all applicable legal requirements, the requirements of the charter and bylaws of the Company and the requirements of the New York Stock Exchange Inc. (the “NYSE”). No holder of the Securities will be subject to personal liability solely by reason of being such a holder.

(xiv) Authorization of Preferred Stock Issuable Upon Conversion of Preferred Units. The shares of Preferred Stock issuable upon conversion of the membership interests of the Operating Partnership (“Preferred Units”), if applicable, have been duly and validly authorized by all necessary corporate action and such shares, when issued upon such conversion will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims.

(xv) Authorization of Common Shares Upon Conversion. The shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon conversion of the Securities, if applicable, have been duly authorized by all necessary corporate action and such shares, when issued upon such conversion will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims.

(xvi) Authorization of Common Shares Upon Conversion of Common Units. The shares of Common Stock issuable upon conversion of the membership interests of the Operating Partnership (“Common Units”), if applicable, have been duly and validly authorized by all necessary corporate action and such shares, when issued upon such conversion will be duly and validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights and will be free and clear of all liens, encumbrances, equities or claims.

(xvii) Authorization of Common Units and Preferred Units. As applicable, Common Units and the Preferred Units issued and outstanding at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery) have been duly authorized and are validly issued and fully paid and conform to the description thereof contained in the Prospectus in all material respects. None of the Common Units or the Preferred Units were issued in violation of the preemptive or other similar rights of any securityholder in the Operating Partnership. There are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Common Units or the Preferred Units or other securities of the Operating Partnership.

(xviii) Operating Partnership Managing Member. The Company is the sole managing member of the Operating Partnership. The limited liability company agreement of the Operating Partnership and the aggregate percentage interests of the Company and the members in the Operating Partnership conform to the description set forth in the Prospectus.

(xix) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in (i) violation of its organizational documents, or (ii) default (whether with or without the giving of notice or passage of time or both) in the performance or observance of any obligation, agreement, covenant or condition contained in any lease, indenture, mortgage, deed of trust, loan agreement, operating agreement, property management agreement, franchise agreement, joint venture agreement or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of clause (ii) to the extent that such default is disclosed in the Registration Statement and the Prospectus or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The issuance and sale of the Securities to be sold by the Company and the compliance by the Company and the Operating Partnership with all of the provisions of this Agreement and all other transactions herein contemplated by the Company or the Operating Partnership do not and will not: (A) conflict with, or result in any breach of, or constitute a default under nor constitute any event which (with notice, lapse of time, or both) would constitute a breach of or default or Repayment Event (as defined below) under (i) any provisions of the charter or bylaws or other organizational documents of the Company or any of its subsidiaries, (ii) any provision of any license, lease, indenture, mortgage, deed of trust, loan, credit, operating agreement, property management agreement, franchise agreement, joint venture agreement or other agreement or instrument to which any of them is a party or by which any of them or their respective properties or assets may be bound or affected, (iii) any law or regulation binding upon or applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) any decree, judgment or order applicable to the Company or any of its subsidiaries; or (B) result in the creation or imposition of any lien, charge, claim or encumbrance upon any property or assets of the Company or any of its subsidiaries, except in the case described in clause (B) of this sentence for liens, charges, claims and encumbrances in connection with certain indebtedness described in the financial statements referred to in Section 1(a)(vii) hereto. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.

(xx) Absence of Proceedings; Accuracy of Exhibits. There are no legal or governmental proceedings pending or, to the Company’s or the Operating Partnership’s knowledge, threatened to which the Company or any of its subsidiaries or any of their respective officers or directors is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) that are required to be described in the Registration Statement, the Prospectus or the documents incorporated therein and are not so described, or (ii) which might materially or adversely affect the consummation of the transactions contemplated in this Agreement. There are no affiliate transactions, off-balance sheet transactions, statutes, regulations, contracts, licenses, agreements, leases or other documents that are required to be described in the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement that are not so described or filed as required.

(xxi) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively “Intellectual Property”) necessary to carry on the business now operated by them, except such as the failure to own, possess or be able to acquire on reasonable terms would not result in a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xxii) Absence of Further Requirements. No consent, approval, authorization or order of, or filing, registration or qualification with, any governmental body or agency or body or any court is required for the execution, delivery, performance or consummation by each of the Company and the Operating Partnership of its obligations under this Agreement, except such consents, approvals, authorizations, orders, filings, qualifications or registration as (i) have been obtained and made under the 1933 Act, or (ii) as may be required by the securities or Blue Sky laws of the various states.

(xxiii) Absence of Manipulation. Neither the Company, the Operating Partnership, nor any of their affiliates has taken, nor will the Company, the Operating Partnership or any affiliate take, directly or indirectly, any action designed to or which constituted or might reasonably be expected to cause or result in the stabilization or manipulation of the price of the Preferred Stock or any other security of the Company to facilitate the sale or resale of the Securities.

(xxiv) Obligations to Issue Securities. Except for (A) the Common Stock, or other securities reserved for issuance in connection with the Company’s 2004 long-term incentive plan and senior management incentive plan described in the Prospectus, (B) the shares of Common Stock issuable upon conversion of currently outstanding shares of Series C Cumulative Convertible Redeemable Preferred Stock, and (C) the shares of Common Stock issuable upon conversion of the Preferred Stock, no shares of capital stock are reserved for any purpose. Except as described in the immediately preceding sentence, there are no outstanding (x) securities of the Company or any of its subsidiaries convertible into or exchangeable for (at the election of the holder thereof) any capital stock, partnership interests, membership interests or other equity interests, as the case may be, in the Company or any of its subsidiaries, (y) options, rights (preemptive or otherwise) or warrants to purchase or subscribe for shares of Common Stock or Preferred Stock or any other securities of the Company, or (z) obligations of the Company or any of its subsidiaries to issue any such securities, options, rights or warrants.

(xxv) No Integration. There has been no sale, offer for sale, solicitation of an offer to buy or negotiation in respect of any security that would be integrated with the offering of the Securities in a manner that would require the registration of such securities under the 1933 Act.

(xxvi) Acquisition Closing. Neither the Company nor any of its subsidiaries has any presently pending acquisition or disposition transactions except as disclosed in the Prospectus.

(xxvii) Acquisition Agreement. Neither the Company nor any of its subsidiaries has entered into any outstanding acquisition or disposition agreements except as disclosed in the Prospectus.

(xxviii) Possession of Licenses and Permits. Each of the Company and its subsidiaries has all necessary licenses, authorizations, consents and approvals and has made all necessary filings required under any U.S. federal, state or local law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, required in order to conduct its business as described in the Prospectus, except to the extent that any failure to have any such licenses, authorizations, consents or approvals, to make any such filings or to obtain any such authorizations, consents or approvals would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of, in default under, or has received any notice regarding a possible violation, default or revocation of any such license, authorization, consent or approval or any U.S. federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to the Company or any subsidiary that would reasonably be expected to have a Material Adverse Effect.

(xxix) Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to, or a valid leasehold interest in, all real property described in the Prospectus as owned by them (the “Company Properties”), and good and marketable title to all personal property owned by them that is material to the business of the Company, in each case free and clear of all liens, encumbrances, security interests and defects except such as are described in the Prospectus or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any Company Property, buildings and equipment held under lease by the Company and its subsidiaries and described in the Prospectus are held by them under valid, subsisting and enforceable leases (such leases, the “Company Leases”) with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries. Neither the Company nor any of its subsidiaries is in default under any of the Company Leases, relating to, or any of the mortgages or other security documents or other agreements encumbering or otherwise recorded against, the Company Properties that would reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of any event, which but for the passage of time or the giving of notice, or both, would constitute a default under any of such documents or agreements that would reasonably be expected to have a Material Adverse Effect.

(xxx) Title Insurance. The Company or its subsidiaries have either (i) an owner’s or leasehold title insurance policy, from a nationally recognized title insurance company licensed to issue such policy, on each Company Property that insures the fee or leasehold interest, as the case may be, in the Company Properties, which policies include only commercially reasonable exceptions, and with coverage in amounts at least equal to amounts that are generally deemed in the Company’s industry to be commercially reasonable in the markets where the Company’s Properties are located, or (ii) one or more lender’s title insurance policies insuring the lien of the mortgages encumbering the Company Properties with coverage, in the aggregate, equal to the maximum aggregate principal amount of indebtedness incurred by the Company or its subsidiaries and secured by the Company Properties.

(xxxi) Code Compliance. Each of the Company Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Company Properties), except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has knowledge of any pending or threatened condemnation proceeding, zoning change or other proceeding or action that would reasonably be expected to have a Material Adverse Effect.

(xxxii) Environmental Laws. Each of the Company and its subsidiaries (i) is in compliance with any and all applicable foreign, U.S. federal, state and local laws, ordinances and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601-9675 (“CERCLA”), the Hazardous Materials Transportation Act, as

amended, 49 U.S.C. Sections 1801-1819, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901-6992K, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 11001-11050, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136-136y, the Clean Air Act, 42 U.S.C. Sections 7401-7642, the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Sections 1251-1387, the Safe Drinking Water Act, 42 U.S.C. Sections 300f-330j-26, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651-678, as any of the above statutes may be amended from time to time, and in the regulations promulgated pursuant to each of the foregoing (“Environmental Laws”), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

The Company and the Operating Partnership have obtained Phase I Environmental Audits with respect to the Company Properties and, except as otherwise disclosed in the Prospectus or in the Phase I Environmental Audits and except to an extent that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) neither the Company nor the Operating Partnership has received any notice of, and neither has any knowledge of, any occurrence or circumstance which, with notice or passage of time or both, would give rise to a claim under or pursuant to any Environmental Law or under common law, pertaining to Hazardous Materials (as hereinafter defined) on or originating from any of the Company Properties or arising out of the conduct of the Company and the Operating Partnership, including, without limitation, a claim under or pursuant to any Environmental Law; and (ii) neither the Company Property is included nor, to the Company’s or the Operating Partnership’s knowledge, is proposed for inclusion on the National Priorities List issued pursuant to CERCLA by United States Environmental Protection Agency or, to the Company’s knowledge, proposed for inclusion on any similar list or inventory issued pursuant to any other Environmental Law or issued by any other governmental authority.

As used herein, “Hazardous Materials” shall include, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, or related materials, asbestos or any hazardous material as defined by any Environmental Law or by any U.S. federal, state or local governmental authority having or claiming jurisdiction over the Company Properties and other assets described in the Prospectus.

(xxxiii) Absence of Labor Dispute. No material labor dispute with the employees of the Company or any of its subsidiaries exists, or, to the knowledge of the Company or the Operating Partnership, is imminent; and the Company and the Operating Partnership are not aware of any existing, threatened or imminent labor disturbance by the employees of any of their principal suppliers or contractors which would reasonably be expected to have a Material Adverse Effect.

(xxxiv) Loans. The Company and its subsidiaries are in compliance with all of their mortgage loans and all covenants therein, financial and otherwise, except for such failures to comply (i) as are disclosed in the Registration Statement or Prospectus, or (ii) that would not in the aggregate, reasonably be expected to have a Material Adverse Effect.

(xxxv) Property Improvement Plans. The Company and each of its subsidiaries is in compliance with all property improvement plans required by franchisors, except for such failures to comply that would not, in the aggregate, have a Material Adverse Effect.

(xxxvi) Investment Company Act. Neither the Company nor any of its subsidiaries is, or after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Prospectus will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”).

(xxxvii) Insurance. The Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent and customary in the businesses in which they are engaged, and neither the Company nor any of its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not be reasonably be expected to have a Material Adverse Effect, except as described in the Prospectus, Registration Statement and General Disclosure Package.

(xxxviii) REIT Qualification. The Company is organized in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operations will enable it to satisfy the requirements for such qualification and taxation as a REIT under the Code.

(xxxix) Material Contracts. The Company and the Operating Partnership, as applicable, have not sent or received any communication regarding termination of, or intent not to renew, any of the material contracts or agreements referred to, described in or filed as an exhibit to the Registration Statement, including, without limitation, any ground lease, franchise agreement or management agreement with respect to the Company Property, and no such termination or non-renewal has been threatened by the Company or the Operating Partnership, as applicable, or, to the Company’s or the Operating Partnership’s knowledge, any other party to such contract or agreement.

(xl) Internal Controls. The Company and each of its subsidiaries maintain a system of internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act Regulations) sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and its subsidiaries are aware of no fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. Except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (A) no significant deficiency or material weakness in the Company’s internal control over financial reporting (whether or not remediated), and

(B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xli) Registration Rights. There are no persons with registration or other similar rights to have any securities included in the offering contemplated by the Prospectus.

(xlii) Compliance with the Sarbanes-Oxley Act. There is and has been no failure on the part of the Company or the Operating Partnership or subsidiaries or directors or officers of the Company or any of its subsidiaries, in their capacity as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including, without limitation, Section 402 thereof related to loans, and Sections 302 and 906 thereof related to certifications.

(xliii) Independent Directors. (i) The members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors of the Company are “independent directors” within the meaning of the listing standards and rules of the NYSE, and with respect to the Audit Committee, the Commission, (ii) all of the members of the Audit Committee are financially literate within the meaning of the listing standards and rules of the NYSE, and (iii) at least one member of the Audit Committee is an “audit committee financial expert,” within the meaning of Item 401(h) of Regulation S-K promulgated by the Commission.

(xliv) ERISA Liabilities. The Company and the Operating Partnership, as applicable, do not have, and does not anticipate incurring, any liabilities under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Code.

(xlv) Plan Assets. The assets of the Company and its subsidiaries do not constitute “plan assets” of an ERISA regulated employee benefit plan.

(xlvi) Taxes. The Company and each of its subsidiaries have accurately prepared and timely filed all U.S. federal, state and other tax returns and extensions (“Returns”) that are required to be filed by each such entity and have paid or made provision for the payment of all taxes, assessments, governmental or other similar charges; all such Returns are true, correct and complete in all material respects; and all U.S. federal, state, county, local or foreign taxes, charges, fees, levies, fines, penalties or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental authority (including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability), in each case, to the extent material (“Taxes”), shown in such Returns or on assessments received by the Company or any of its subsidiaries or otherwise due and payable or claimed to be due and payable by any governmental authority, have been paid, except for any such tax, charge, fee, levy, fine, penalty or other assessment that (i) is currently being contested in good faith, or (ii) would not have, or reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Return, which Return has not since been filed. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns. No audits or other administrative proceedings or court proceedings are presently pending nor threatened against the Company or any of its subsidiaries with regard to any Taxes or Returns of the Company or any of its subsidiaries, and no taxing authority has notified the Company or any of its subsidiaries in writing that it intends to investigate its Tax affairs, except for audits, other administrative proceedings, court proceedings, or investigations that would not have, or reasonably be expected to have, a Material Adverse Effect.

(xlvii) Proceeds. None of the proceeds received from the offering will be used to further any action in violation or contravention of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 or otherwise violate or contravene the rules, regulations or policies of the U.S. Office of Foreign Assets Control.

(xlviii) No Relationships. No relationship, direct or indirect, exists between or among any of the Company and/or the Operating Partnership, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company and/or the Operating Partnership, on the other hand, which is required pursuant to the 1933 Act and the 1933 Act Regulations to be described in the Prospectus which is not so described.

(xlix) Registration of Securities. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and on or prior to the Closing Time the Securities shall have been approved for listing on the NYSE, subject to official notice of issuance.

(l) Disclosure Controls. The Company maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act Regulations); such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it files under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms and is accumulated and communicated to the Company’s Chief Executive Officer and its Principal Financial Officer to allow timely decisions regarding disclosure, and such disclosure controls and procedures are effective to perform the functions for which they were established.

(li) Statistical and Market-Related Data. The statistical and market-related data included in the Prospectus are based on or derived from sources which the Company believes to be reliable and accurate, and the Company has received any consents necessary to use such statistical and market-related data in the Prospectus.

(lii) Management Letters. The Company has provided to the Representatives all final management letters since the date of the Company’s initial public offering from the Company’s auditors.

(liii) Commission Comment Letters. There are no comments outstanding under any letters from the staff of the Commission relating to the Company’s filings with the Commission.

(liv) Other. There are no comments outstanding under any letters from the NYSE or the Financial Industry Regulatory Authority, Inc. (“FINRA”) relating to the Company.

(lv) Foreign Corrupt Practices Act. Neither the Company, the Operating Partnership, any significant subsidiary of the Company, nor, to the knowledge of the Company or the Operating Partnership, any director, officer, agent, employee, affiliate or other person acting on their behalf or any of their subsidiaries is aware of, or has taken, any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in the furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Operating Partnership and, to the knowledge of the Company and the Operating Partnership, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure and which are reasonably expected to continue to ensure continued compliance therewith.

(lvi) Money Laundering Laws. The operations of the Company, the Operating Partnership and each significant subsidiary of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Operating Partnership or any significant subsidiary of the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, the Operating Partnership, and each significant subsidiary of the Company is threatened.

(lvii) OFAC. None of the Company, the Operating Partnership, any significant subsidiary of the Company nor, to the knowledge of the Company, the Operating Partnership and each significant subsidiary of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company, the Operating Partnership or any significant subsidiary of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company, the Operating Partnership and each significant subsidiary of the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(lviii) Contemplated Transaction Involving the Hilton San Diego Bayfront Hotel. The statements in the Prospectus under the heading “Recent Developments,” insofar as they purport to describe or summarize the terms or provisions of the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of March 25, 2011, by and between East Harbor Property Inc. and Sunstone Park, LLC (the “San Diego Bayfront Agreement”), are accurate descriptions or summaries in all material respects. The San Diego Bayfront Agreement has been duly authorized, executed and delivered by a subsidiary of the Company and is the legally valid and binding obligation of such subsidiary, enforceable against such subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof. The San Diego Bayfront Agreement has not been amended, modified or supplemented subsequent to March 25, 2011. To the knowledge of the Company and the Operating Partnership as of the date hereof, there is no fact or circumstance relating to One Park Boulevard, LLC, or the Hilton San Diego Bayfront

Hotel which would cause the representations and warranties in this Section 1(a) to be untrue if the acquisition of the equity interest of One Park had been consummated as of the date hereof.

(lix) Sale of Royal Palm Hotel. As described in the Prospectus, the Operating Partnership agreed to sell the Royal Palm Hotel located in Miami Beach, Florida (the “Royal Palm Hotel”) pursuant to the terms of the Purchase and Sale Agreement and Escrow Instructions dated March 28, 2011, by and among Sunstone Holdco 8, LLC, Sunstone RP Collins, LLC and RP Holdings Trust (the “Royal Palm Agreement”). The Royal Palm Agreement has been duly authorized, executed and delivered by a subsidiary of the Company and is the legally valid and binding obligation of such subsidiary, enforceable against such subsidiary in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general equitable principles, and except to the extent that the indemnification and contribution provisions may be limited by U.S. federal or state securities laws and public policy considerations in respect thereof. The Royal Palm Agreement has not been amended, modified or supplemented subsequent to March 28, 2011. The statements in the Prospectus under the heading “Recent Developments,” insofar as they purport to describe or summarize the terms or provisions of such sale, are accurate descriptions or summaries in all material respects. To the knowledge of the Company and the Operating Partnership as of the date hereof, there is no fact or circumstance relating to the sale of the Royal Palm Hotel, which would cause the representations and warranties in this Section 1(a) to be untrue if the sale of the Royal Palm Hotel had been consummated as of the date hereof.

(b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby.

SECTION 2. Sale and Delivery to Underwriters; Closing.

(a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at the price per share set forth in Schedule B less underwriter’s discounts and commissions of $0.7875 per share, the number of Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof.

(b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 600,000 shares of Preferred Stock at the price per share set forth in Schedule B less underwriter’s discounts and commissions of $0.7875 per share, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering overallotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representatives to the Company setting forth the number of Option Securities as to which the several Underwriters are then exercising the option, and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time. If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject in each case to such adjustments as the Representatives in their discretion shall make to eliminate any sales or purchases of fractional shares.

(c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles CA 90071-1560, or at such other place as shall be agreed upon by the Representatives and the Company, at 10:00 a.m. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 p.m. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10 hereof), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on each Date of Delivery as specified in the notice from the Representatives to the Company.

Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company against delivery to the Representatives for account of the Underwriters of certificates for the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Securities, which it has agreed to purchase. Any of the Representatives, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d) Denominations; Registration. Certificates for the Securities shall be in such denominations and registered in such names as the Representatives may request in writing at least one full business day before the Closing Time. The certificates for the Securities will be made available for examination and packaging by the Representatives in The City of New York not later than 10:00 a.m. (Eastern time) on the business day prior to the Closing Time.

SECTION 3. Covenants of the Company. The Company covenants with each Underwriter as follows:

(a) Compliance with Securities Regulations and Commission Requests; Payment of Filing Fees. The Company, subject to Section 3(b), will comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Securities shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement, and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities. The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b) Filing of Amendments and 1934 Act Documents. The Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Securities or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object (unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations). The Company has given the Representatives notice of any filings made pursuant to the 1934 Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the Closing Time (and, if any Option Securities are purchased, through the Date of Delivery) and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object unless such document is required to be filed within such period pursuant to the 1934 Act or 1934 Act Regulations.

(c) Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Original Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein or otherwise deemed to be a part thereof) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Original Registration Statement and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Original Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(d) Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act and the 1933 Act Regulations, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T promulgated by the Commission.

(e) Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus.

If at any time when a prospectus is required by the 1933 Act and the 1933 Act Regulations to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its best efforts to have such amendment or new registration statement declared effective as soon as practicable (if it is not an automatic shelf registration statement with respect to the Securities) and the Company will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Securities) or the Statutory Prospectus or any preliminary prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) Blue Sky Qualifications. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdictions as the Underwriters may request.

(g) Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds.”

(i) 1934 Act; Listing. The Company will use its best efforts to effect the registration of the securities under the 1934 Act and the listing of the Securities on the NYSE.

(j) Restriction on Sale of Securities. During a period of 60 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Preferred Stock or any securities convertible into or exercisable or exchangeable for Preferred Stock or file any registration statement under the 1933 Act (other than a Registration Statement on Form S-8) with respect to any of the foregoing, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Preferred Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Preferred Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, or (B) issuances of shares of Preferred Stock or Preferred Units by the Operating Partnership in connection with the acquisition of hotels and related assets, provided that the recipient of such shares of Preferred Stock or securities convertible into or exercisable or exchangeable for shares of Preferred Stock shall enter into a lock-up agreement relating to such shares for a period expiring no earlier than 60 days after the date of the Prospectus.

(k) Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1933 Act Regulations, will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required by the 1934 Act and the 1934 Act Regulations. The Company will provide upon request a copy of such documents filed.

(l) Issuer Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the 1933 Act Regulations, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

(m) Sarbanes-Oxley Act. The Company will comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(n) Annual Report. The Company will furnish to its stockholders within a one year period an annual report (including a consolidated balance sheet and statements of income, stockholders’ equity and cash flow of the Company and its subsidiaries for such fiscal year, accompanied by a copy of the certificate or report thereon of nationally recognized independent certified public accountants).

(o) Transfer Agent. The Company will maintain a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Preferred Stock and Common Stock.

(p) Investment Company. The Company will take such steps as shall be necessary to ensure that neither the Company nor the Operating Partnership shall become an “investment company” as such term is defined under the Investment Company Act.

(q) REIT Qualification. The Company will use its best efforts to meet the requirements to qualify, for the taxable year ending December 31, 2011, for taxation as a REIT under the Code.

SECTION 4. Payment of Expenses.

(a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any Agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and of the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the Representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, and (x) the filing fees incident to, and the reasonable fees and disbursements of counsel to the Underwriters in connection with, the review by FINRA of the terms of the sale of the Securities, and (xi) the fees and expenses incurred in connection with the listing of the Securities on the NYSE.

(b) Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5, Section 9(a)(i), Section 9(a)(iii) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

SECTION 5. Conditions of Underwriters’ Obligations. The obligations of the several Underwriters to purchase the Initial Securities and the Option Securities, as the case may be, hereunder are subject to the accuracy of the representations and warranties of the Company and the Operating Partnership contained in Section 1 hereof or in certificates of any officer of the Company or any of its subsidiaries delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a) Effectiveness of Registration Statement; Filing of Prospectus; Payment of Filing Fee. The Registration Statement has become effective and at the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery) no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B). The Company has paid the required Commission filing fees relating to the

Securities within the time period required by Rule 456(a) of the 1933 Act Regulations and otherwise in accordance with Rule 457(o) of the 1933 Act Regulations.

(b) Opinion of Counsel for Company. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Representatives shall have received the opinion, negative assurance letter and tax opinion, dated as of Closing Time, of Latham & Watkins LLP, counsel for the Company, in the form attached hereto as Exhibit A-1, A-2 and A-3. With respect to this section, Latham & Watkins LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(c) Opinion of Special Maryland Counsel for the Company. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Representatives shall have received the opinion, dated as of the Closing Time or the Date of Delivery, as applicable, of Venable LLP, special Maryland counsel for the Company, in the form attached hereto as Exhibit B.

(d) Opinion of Counsel for Underwriters. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Representatives shall have received the opinion, dated as of the Closing Time or the Date of Delivery, as applicable, of O’Melveny & Myers LLP, counsel for the Underwriters, in form and substance satisfactory to the Representatives. With respect to this section, O’Melveny & Myers LLP may state that its beliefs are based upon its participation in the preparation of the Registration Statement and Prospectus and any amendments or supplements thereto and review and discussion of the contents thereof, but are without independent check or verification, except as specified.

(e) Officers’ Certificate. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus or the General Disclosure Package, (i) any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating according any of the Company’s securities by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Section 3(a)(62) of the 1934 Act, (ii) any adverse change, or any development involving a prospective adverse change, in the condition, financial or otherwise, or in the earnings, assets, business affairs, business prospects, or operations of the Company and its subsidiaries, taken as a whole, or in the fee, ground lease, and mortgage interests, in the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time or the Date of Delivery, as applicable, whether or not arising in the ordinary course of business, which would be material to the Company and its subsidiaries, taken as a whole, (iii) transactions or acquisitions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business which would reasonably be expected to be material to the Company and its subsidiaries, taken as a whole, (iv) any dividend or distribution of any kind, declared, paid or made by the Company on any class of its capital stock, or (v) any change in the capital stock of the Company or the issued and outstanding membership units of the Operating Partnership or any increase in indebtedness of Company or any of its subsidiaries or in the indebtedness encumbering the properties which the Company and its subsidiaries will own and/or operate as of the Closing Time or the Date of Delivery, as applicable, which would reasonably be expected to have a Material Adverse Effect, and the Representatives shall have received a certificate of the President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of the Closing Time (and, if any Option Securities are purchased, such a certificate dated as of the Date of Delivery), to the effect that (a) the statements above are true and correct as of the Closing Time or the Date of Delivery, as applicable, (b) there has been no such material adverse change, (c) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time or the Date of Delivery, as applicable, (d) the

Company has complied with all agreements hereunder and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Time or the Date of Delivery, as applicable, and (e) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to their knowledge, contemplated by the Commission.

(f) Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Representatives shall have received from each of Ernst & Young LLP and from Deloitte Touche LLP a letter dated such date, in form and substance satisfactory to the Representatives, together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(g) Bring-down Comfort Letter. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Representatives shall have received from each of Ernst & Young LLP and from Deloitte Touche LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (f) above, except that the specified date referred to shall be a date not more than three business days prior to Closing Time or the Date of Delivery, as applicable.

(h) Chief Financial Officer’s Certificate. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), the Representatives shall have received a certificate signed by the Chief Financial Officer of the Company certifying as to the preparation, completeness and accuracy of certain financial and statistical data relating to the Company included in the Prospectus.

(i) 1934 Act Registration; Approval of Listing. At the Closing Time, the Securities shall have been registered pursuant to Section 12(b) of the 1934 Act and approved for listing on the NYSE, subject only to official notice of issuance.

(j) No Objection. FINRA shall not have raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(k) Lock-up Agreements. The Company shall have furnished to the Representatives an agreement substantially in the form of Exhibit C hereto signed by each officer and director of the Company.

(l) Additional Documents. At the Closing Time (and, if any Option Securities are purchased, at the Date of Delivery), counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Representatives and counsel for the Underwriters.

(m) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of the Option Securities, on a Date of Delivery that is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representatives by notice to the Company at any time at or prior to the Closing Time or such Date of

Delivery, as applicable, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6. Indemnification.

(a) Indemnification of Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, its affiliates, as such term is defined in Rule 501(b) of the 1933 Act Regulations (each, an “Affiliate”), its selling agents and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, any Issuer Free Writing Prospectus, or any “road show” (as defined in Rule 433) not constituting an Issuer Free Writing Prospectus (a “Non-IFWP Road Show”) or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto); it being understood and agreed that the only such information furnished in writing by or on behalf of the several Underwriters for inclusion in the Registration Statement (or any amendment thereto), any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto): the last paragraph on the cover page concerning delivery of the Securities; the third paragraph of text under the caption “Underwriting” concerning the terms of the offering by the Underwriters; and the first and second sentences of the seventh paragraph of text under the caption “Underwriting” concerning certain stabilizing transactions by the Underwriters.

(b) Indemnification of Company, Directors and Officers. Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) above, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information or any preliminary prospectus, any Issuer Free Writing Prospectus, Non-IFWP Road Show or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus (or any amendment thereto).

(c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly in writing to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. Upon the request of the indemnified party, the indemnifying party shall retain counsel reasonably satisfactory to the indemnified party. In the case of parties indemnified pursuant to Section 6(a) above, counsel to the indemnified parties shall be selected by the Representatives, and, in the case of parties indemnified pursuant to Section 6(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) Settlement without Consent if Failure to Reimburse. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement of judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c), such indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 7. Contribution. If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters, in each case as set forth on the cover of the Prospectus bear to the aggregate initial public offering price of the Securities as set forth on the cover of the Prospectus.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names in Schedule A hereto and not joint.

SECTION 8. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries submitted pursuant hereto, shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors or any person controlling the Company, and (ii) delivery of and payment for the Securities.

SECTION 9. Termination of Agreement.

(a) Termination; General. The Representatives may terminate this Agreement, or, in the case of a contemplated purchase of the Option Securities on a Date of Delivery that is after the Closing Time, the Representatives may terminate the obligations of the several Underwriters to purchase the relevant Option Securities, in either case by notice to the Company, at any time at or prior to the Closing Time or such Date of Delivery (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Prospectus (exclusive of any supplement thereto) or the General Disclosure Package, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the American Stock Exchange, the NYSE or in the Nasdaq Global Select Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either U.S. federal or New York authorities.

(b) Liabilities. If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

(i) if the number of Defaulted Securities does not exceed 10% of the number of the Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii) if the number of Defaulted Securities exceeds 10% of the number of the Securities to be purchased on such date, this Agreement, or, if such date is a Date of Delivery that occurs after the Closing Time, the obligation of the Underwriters to purchase, and of the Company to sell, the relevant Option Securities contemplated to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement, or, in the case of a Date of Delivery that occurs after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase, and of the Company to sell, the relevant Option Securities contemplated to be purchased on such Date of Delivery, then the Representatives shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven calendar days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11. Default by the Company. If the Company shall fail at the Closing Time or at the Date of Delivery to sell the number of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any nondefaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect. No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Equity Syndicate Desk, Fax: (212) 622-8358, with a copy to Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, NY1-100-18-03, New York, New York 10036, Attention: High Grade Transaction Management/Legal, Fax: (646) 855-5958, and Wells Fargo Securities, LLC, 301 S. College Street, Charlotte, North Carolina 28288, Attention: Transaction Management, Fax: (704) 383-9165, and notices to the Company shall be directed to it at Sunstone Hotel Investors, Inc., 120 Vantis, Suite 350, Aliso Viejo, California 92656, attention of Kenneth E. Cruse, Fax: (949) 330-4090.

SECTION 13. No Advisory or Fiduciary Relationship. The Company acknowledges and agrees that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, or its stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Company with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Underwriters, or any of them, with respect to the subject matter hereof.

SECTION 15. Parties. This Agreement shall each inure to the benefit of and be binding upon the Underwriters and the Company and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters and the Company and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Operating Partnership in accordance with its terms.

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Very truly yours,

SUNSTONE HOTEL INVESTORS, INC.

By	/s/ Kenneth E. Cruse
Title: President and Chief Financial Officer

SUNSTONE HOTEL PARTNERSHIP, LLC

By:	SUNSTONE HOTEL INVESTORS, INC.,

its Managing Member

By	/s/ Kenneth E. Cruse
Title: President and Chief Financial Officer

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CONFIRMED AND ACCEPTED,
as of the date first above written:

J.P. MORGAN SECURITIES LLC

By:	J.P. MORGAN SECURITIES LLC

	By	/s/ Robert Bottamedi
Authorized Signatory

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

	By	/s/ Shawn Cepeda
Authorized Signatory

WELLS FARGO SECURITIES, LLC

By:	WELLS FARGO SECURITIES, LLC

	By	/s/ Carolyn Hurley
Authorized Signatory

For themselves and as Representatives of the other Underwriters named in Schedule A hereto.

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SCHEDULE A

Name of Underwriter	Number of Initial Securities

J.P. MORGAN SECURITIES LLC	774,000
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED	773,000
WELLS FARGO SECURITIES, LLC	773,000
BARCLAYS CAPITAL INC.	320,000
CITIGROUP GLOBAL MARKETS INC.	320,000
DEUTSCHE BANK SECURITIES INC.	320,000
MORGAN STANLEY & CO. INCORPORATED	320,000
FBR CAPITAL MARKETS & CO.	100,000
KEYBANC CAPITAL MARKETS INC. ROBERT W. BAIRD & CO. INCORPORATED	100,000 100,000
STIFEL, NICOLAUS & COMPANY, INCORPORATED	100,000

Total Number of Initial Securities	4,000,000

Schedule A-1

SCHEDULE B

SUNSTONE HOTEL INVESTORS, INC.

4,000,000 Shares of 8.0% Series D Cumulative Redeemable Preferred Stock

(Par Value $0.01 Per Share)

1. The public offering price per share for the Securities, determined as provided in said Section 2, shall be $25.00.

2. The Underwriters shall make a public offering of 4,000,000 shares of 8.0% Series D Cumulative Redeemable Preferred Stock.

Schedule B-1

SCHEDULE C

GENERAL USE FREE WRITING PROSPECTUS

Final Pricing Terms dated April 1, 2011 Relating to Preliminary Prospectus Supplement dated March 30, 2010

[Attached hereto]

Schedule C-1

Dated April 1, 2011

Filed Pursuant to Rule 433

Registration Statement No. 333-171712

Relating to Preliminary Prospectus Supplement

Dated March 30, 2011 to Prospectus Dated January 14, 2011

SUNSTONE HOTEL INVESTORS, INC.

8.0% Series D Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 per share)

FINAL PRICING TERMS

Issuer:	Sunstone Hotel Investors, Inc.

Title of Shares:	8.0% Series D Cumulative Redeemable Preferred Stock

Number of Shares:	4,000,000 shares

Maturity:	Perpetual (unless redeemed by the Issuer pursuant to its optional redemption right on or after April 6, 2016 or its special optional redemption right, or converted by an investor in connection with certain changes of control).

Trade Date:	April 1, 2011

Settlement Date:	April 6, 2011 (T+3)

Dividend Rate:	8.0% per annum of the $25.00 liquidation preference (equivalent to $2.00 per annum per share)

Dividend Payment Dates:	January 15, April 15, July 15 and October 15, commencing July 15, 2011

Conversion Rights:	Upon the occurrence of a Change of Control, investors will have the right (unless, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of its election to redeem the Series D Preferred Shares) to convert some or all of the Series D Preferred Shares held by such investor on the Change of Control Conversion Date (the “Change of Control Conversion Right”) into a number of the Issuer’s shares of common stock, par value $0.01 per share, per Series D Preferred Share to be converted equal to the lesser of:

• the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series D Preferred Share dividend payment and prior to the corresponding Series D Preferred Share dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Share Price; and

• 4.9068, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration,

Schedule C-2

as described in the prospectus supplement.

If the Issuer has provided or provides a redemption notice, whether pursuant to the Issuer’s special optional redemption right in connection with a Change of Control or the Issuer’s optional redemption right, investors will not have any right to convert the Series D Preferred Shares in connection with the Change of Control Conversion Right and any Series D Preferred Shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

A “Change of Control” is when, after the original issuance of the Series D Preferred Shares, the following have occurred and are continuing:

• the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Issuer entitling that person to exercise more than 50% of the total voting power of all shares of the Issuer entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

• following the closing of any transaction referred to in the bullet above, neither the Issuer nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange, the NYSE Amex Equities or the NASDAQ Stock Market or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which the Issuer provides the required notice of the occurrence of a Change of Control to the holders of Series D Preferred Shares.

The “Common Share Price” will be: (i) if the consideration to be received in the Change of Control by holders of the Issuer’s shares of common stock is solely cash, the amount of cash consideration per share of common stock, and (ii) if the consideration to be received in the Change of Control by holders of shares of common stock is other than solely cash, the average of the closing price per share of common stock on the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control.

Optional Redemption:	On and after April 6, 2016, the Issuer may, at its option, redeem the Series D Preferred Shares, in whole or in part at any time or from time to time, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not

Schedule C-3

including, the date of redemption (subject to the special optional redemption right described below).

Special Optional Redemption:	Upon the occurrence of a Change of Control, the Issuer may, at its option, redeem the Series D Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, the Issuer has provided or provides notice of redemption with respect to the Series D Preferred Shares (whether pursuant to the Issuer’s optional redemption right or its special optional redemption right), investors will not have the conversion right described above.

Yield:	8.0%

Public Offering Price:	$25.00 per share

Purchase Price by Underwriters:	$24.2125 per share

Net Proceeds (before expenses):	$96,850,000 ($111,377,500 if the underwriters’ over-allotment option is exercised in full)

Underwriting Discount:	$3,150,000 ($3,622,500 if the underwriters’ over-allotment option is exercised in full)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Listing/Symbol:	NYSE / “SHO PR D”

ISIN:	US8678925079

CUSIP:	867892507

The Issuer has filed a registration statement (including a prospectus dated January 14, 2011 and a preliminary prospectus supplement dated March 30, 2011) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC at 1-212- 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.

Schedule C-4